EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Kendle International Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123 (R), “Share Based Payment”) and management's report on the effectiveness of internal control over financial reporting dated March 16, 2007, appearing in the Annual Report on Form 10-K of Kendle International Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 10, 2007